CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 10, 2006, accompanying the consolidated financial statements included in the Annual Report of Infotec Business Systems, Inc. on Form 10-KSB and the amended Annual Report on Form 10-KSB/A for the year ended April 30, 2006, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned report.

Mendoza Berger & Company, LLP

/s/ Mendoza Berger & Company, LLP

December 22, 2006

Irvine, California